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                                                           OMB APPROVAL
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------                                                 OMB Number: 3235-0362
FORM 5                                               Expires:  April 30, 1997
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                                                    hours per response .... 1.0
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 GROSSER ROBERT                                   CITYSCAPE FINANCIAL CORP. (CTYS)              Issuer (Check all applicable)
---------------------------------------------------------------------------------------------     X Director      X   10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year           X Officer (give    Other (Specify
     39 WINDSGATE DRIVE                           Person (Voluntary)      DECEMBER 31, 1996      ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                 5. If Amendment,            CHAIRMAN OF THE BOARD,
                                                                             Date of Original         CEO AND PRESIDENT
                                                                             (Month/Year)              ------------------------
NEW CITY            NEW YORK       10956                                    FEBRUARY 13, 1997   7. INDIVIDUAL OR JOINT /GROUP FILING
                                                                                                   X    FORM FILED BY ONE REPORTING
                                                                                                 ----   PERSON
                                                                                                 ----   FORM FILED BY MORE THAN ONE
                                                                                                        REPORTING PERSON
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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COMMON STOCK                      12/23/96      G       800        A                     800(1)                I         BY DAUGHTER
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COMMON STOCK                      12/23/96      G       800        A                     800(1)                I         BY DAUGHTER
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COMMON STOCK                      12/23/96      G       640        A                     640(2)                I         BY SPOUSE
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COMMON STOCK                                                                             5,268,444             D
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COMMON STOCK                                                                             800(3)                I         BY DAUGHTER
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COMMON STOCK                                                                             800(3)                I         BY DAUGHTER
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 2270 (3/91)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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SHORT CALL OPTION
(OBLIGATION TO SELL)         $1.25                                            7/1/96  3/10/00             1,380,000
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (l)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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SHORT CALL OPTIONS
(OBLIGATION TO SELL)            1,380,000                   D
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Explanation of Responses:
(1) HELD IN TRUST FOR DAUGHTER WHO SHARES REPORTING PERSONS HOUSEHOLD, REPORTING PERSONS SPOUSE AS TRUSTEE
(2) THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SECURITIES, AND THIS REPORT SHALLL NOT BE DEEMED AN ADMISSION
THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH SECURITIES FOR PURPOSES OF SECTION 16 OR FOR ANY OTHER PURPOSE.
(3) REPORTING PERSON AS A CUSTODIAN FOR DAUGHTER WHO SHARE REPORTING PERSONS HOUSEHOLD.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /S/ Robert Grosser             3/26/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (3/91)
